AMENDMENT TO THE TRANSFER AGENCY AGREEMENT
DATED JANUARY 27, 2014 BETWEEN GUGGENHEIM FUNDS TRUST AND RYDEX FUND SERVICES, LLC

The following amendment (the “Amendment”) is made to the Transfer Agency Agreement between Guggenheim Funds Trust (the “Trust”) and Rydex Fund Services, LLC (“RFS”), dated January 27, 2014, as amended from time to time (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

1.	Effective November 17, 2015, Schedule A of the Agreement is hereby deleted and replaced in its entirety with the attached Schedule A.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 17th day of November, 2015.

GUGGENHEIM FUNDS TRUST

By:
Name: Amy J. Lee
Title: Chief Legal Officer

RYDEX FUND SERVICES, LLC

By:
Name: Amy J. Lee
Title: Secretary

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND GUGGENHEIM FUNDS TRUST

Date: November, 2015

Funds

Guggenheim Alpha Opportunity Fund
Guggenheim Capital Stewardship Fund
Guggenheim Diversified Income Fund
Guggenheim Floating Rate Strategies Fund
Guggenheim High Yield Fund
Guggenheim Investment Grade Bond Fund
Guggenheim Large Cap Value Fund
Guggenheim Limited Duration Fund
Guggenheim Macro Opportunities Fund
Guggenheim Market Neutral Real Estate Fund1
Guggenheim Mid Cap Value Fund
Guggenheim Mid Cap Value Institutional Fund
Guggenheim Multi-Asset Fund1
Guggenheim Municipal Income Fund
Guggenheim Risk Managed Real Estate Fund
Guggenheim Small Cap Value Fund
Guggenheim StylePlus-Large Core Fund
Guggenheim StylePlus-Mid Growth Fund
Guggenheim Total Return Bond Fund
Guggenheim World Equity Income Fund

[additions noted in bold]
______________________

[1]	This Amendment, as it relates to the Guggenheim Market Neutral Real Estate Fund and the Guggenheim Multi-Asset Fund, is effective upon commencement of the respective Fund’s operations.